SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the
Commission only (as permitted
by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

Patriot National Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]
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PATRIOT NATIONAL BANCORP, INC.
900 Bedford Street
Stamford, Connecticut 06901
(203) 324-7500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 14, 2006

To the Shareholders of
Patriot National Bancorp, Inc.:

The Annual Meeting of Shareholders of Patriot National Bancorp, Inc. (“Patriot”) will be held on Wednesday, June 14, 2006, at 9:00 a.m. local time, at The Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of shareholders.

2.	To approve an amendment to the Patriot Certificate of Incorporation, as amended to date, to increase the number of authorized shares of Patriot common stock from 30,000,000 to 60,000,000 shares.

3.	To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the year ending December 31, 2006.

4.	To transact any other business that may properly come before the Annual Meeting.

Shareholders of record at the close of business on Wednesday, April 26, 2006 will be entitled to vote at the annual meeting or at any adjournment of the annual meeting.

Our board hopes that you will attend the meeting. Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card in the accompanying envelope. Your prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors

Angelo De Caro
Chairman & Chief Executive Officer

Stamford, Connecticut
May 1, 2006

PATRIOT NATIONAL BANCORP, INC.
900 Bedford Street
Stamford, Connecticut 06901
(203) 324-7500
__________

PROXY STATEMENT

Our board of directors is soliciting your proxy with the enclosed proxy card for use at the 2006 Annual Meeting of Shareholders to be held on Wednesday, June 14, 2006 and at any adjournments of the meeting.  This proxy statement and accompanying proxy are first being sent or given to shareholders on or about May 1, 2006.

GENERAL INFORMATION ABOUT VOTING

Who can vote.  You will be entitled to vote your shares of Patriot common stock at the annual meeting if you were a shareholder of record at the close of business on April 26, 2006.  As of that date, 3,230,649 shares of common stock were outstanding and entitled to vote at the annual meeting.

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are nine directors to be elected at the annual meeting, you may allocate 900 “for” votes (nine times 100) among as few or as many of the nine nominees to be voted on at the annual meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you sign your proxy card with no further instructions, John A. Geoghegan, L. Morris Glucksman, and Michael F. Intrieri, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the record date, April 26, 2006, is entitled to one vote. If you sign your proxy card with no further instructions with respect to the approval of the amendment to the Certificate of Incorporation or the ratification of the selection of the independent auditors, then proxies will be voted in favor of both proposals.

How to vote your shares.  You can vote your shares either by attending the Annual meeting and voting in person or by voting by proxy.  If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card.  The proxies named in the enclosed proxy card will vote your shares as you have instructed.  You may authorize the proxies to vote your shares in favor of each of the proposals contained in this proxy statement by simply signing and returning the enclosed proxy card without indicating how your votes should be cast.

Even if you expect to attend the annual meeting, please complete and mail your proxy card in any case in order to assure representation of your shares.  If you attend the meeting, you can always revoke your proxy by voting in person.  No postage is necessary if the proxy card is mailed in the United States.

Quorum.  A quorum of shareholders is required in order to transact business at the annual meeting.  A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum.

Number of votes required.  The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors	Under cumulative voting for directors, the nine nominees receiving the largest number of votes will be elected.

• Amendment to the Certificate of Incorporation.	The affirmative vote of a majority of the outstanding shares of common stock are for the Amendment.

• Ratification of the Audit Committee’s selection of independent auditors	The affirmative vote of a majority of the votes cast are for ratification.

Abstentions and broker non-votes.  A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter.  If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting.

Abstentions and broker non-votes will not count as votes cast in the election of directors or in the vote on ratifying the Audit Committee’s selection of independent auditors. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

However, abstentions and broker non-votes will count as a vote against a matter determined by a percentage of the outstanding shares entitled to vote. Accordingly, abstentions and broker non-votes at this meeting will count as votes against the proposed amendment to our certificate of incorporation increasing the shares of our authorized common stock.

Discretionary voting by proxies on other matters.  Aside from the election of directors, the amendment to our certificate of incorporation increasing the shares of our authorized common stock and the ratification of the Audit Committee’s selection of independent auditors, we do not know of any other proposal that may be presented at the 2006 Annual Meeting.  However, if another matter is properly presented at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy.  You may revoke the authority granted by your executed proxy card at any time before we exercise it by notifying our Corporate Secretary in writing, by executing a new proxy card bearing a later date and delivering the new executed proxy card to our Corporate Secretary, or by voting in person at the annual meeting.

Expenses of solicitation.  We will bear all costs of soliciting proxies.  We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses.  In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

Shareholders sharing the same surname and address.  In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and proxy statement.  This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.  If you would like to have additional copies of our annual report and/or proxy statement mailed to you, please call or write us at our principal executive offices, Attention: Corporate Secretary, 900 Bedford Street, Stamford, Connecticut 06901, (203) 324-7500. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

Patriot National Bancorp, Inc. is the bank holding company for Patriot National Bank, or the Bank. A copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 accompanies this proxy statement.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides certain information about beneficial ownership of our common stock as of April 14, 2006 by (i) each person, or group of affiliated persons, who is known to us to beneficially own more than five percent of our common stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. The address of each director and executive officer is care of us at our principal executive office.

To our knowledge, no arrangement exists the operation of which might result in a change in control of Patriot. However, Angelo De Caro has received authority from the Federal Reserve Bank of New York to acquire up to 35% of our common stock.

The percentage ownership column below is based on a total of 3,230,649 shares of common stock outstanding as of April 14, 2006.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares		Percent

5% Shareholders:

Barry C. Lewis 177 South Mountain Road New City, NY 10956	251,692	(1)	7.8%

Robert K. Steel 28 Grigg Street Greenwich, CT 06830	187,346	(2)	5.8%

Harvey Sandler Revocable Trust 21170 NE 22nd Court North Miami Beach, FL 33180	165,082	(3)	5.1%

Directors and Executive Officers:

Angelo De Caro	741,285	(4)	22.9%
John J. Ferguson	1,758		*
Brian A. Fitzgerald	626		*
John A. Geoghegan	7,943		*
L. Morris Glucksman	66,320	(5)	2.0%
Charles F. Howell	37,420		1.2%
Michael F. Intrieri	51,769	(6)	1.6%
Robert F. O’Connell	20,448		*

Philip W. Wolford	21,171	(7)	*
Martin Noble	1,311		*
Marcus Zavattaro	76,011		2.4%

All directors and executive officers of Patriot (13 persons)	1,030,031	(8)	31.5%
____________________

*	Percentage is less than 1% of all outstanding shares of common stock.

1.
Based on a Schedule 13G filed by Mr. Lewis with the SEC on January 9, 2006. Reflects 171,481 shares held in Barry Lewis IRA Rollover Accounts, of which Mr. Lewis disclaims beneficial ownership, except to the extent of his equity interest therein, and 80,211 shares held by the Barry Lewis Revocable Living Trust.

2.	Based on a Schedule 13D filed by Mr. Steel with the SEC on September 30, 2005. Mr. Steel has sole voting and sole dispositive control over all of these shares.

3.
Based on a Schedule 13G/A filed by the Harvey Sandler Revocable Trust with the SEC on April 6, 2006. The Harvey Sandler Revocable Trust has sole voting and sole dispositive control over all of these shares. Mr. Sandler is the sole trustee of the trust.

4.	Includes 19,000 shares for which Mr. De Caro has sole voting power but in which he has no direct or indirect pecuniary interest.

5.
Includes 3,200 shares held by Mr. Glucksman as Trustee for Roslyn Glucksman, Mr. Glucksman’s wife; 1,000 shares owned solely by Roslyn Glucksman; 5,500 shares held by Mr. Glucksman as Trustee for Rayna Glucksman, Mr. Glucksman’s daughter; 5,500 shares held by Mr. Glucksman as Trustee for Janna Glucksman, Mr. Glucksman’s daughter; and 10,800 shares held as Trustee for other than immediate family members. Also includes 16,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after April 14, 2006.

6.
Includes 1,200 shares held in joint tenancy with Karen Intrieri, Mr. Intrieri’s wife, and 651 shares owned solely by Karen Intrieri; 600 shares held by Michael J. Intrieri, Mr. Intrieri’s son, and 1,500 shares owned jointly by father and son; and 600 shares held by Jason Intrieri, Mr. Intrieri’s son, and 1,500 shares owned jointly by father and son. Also includes 10,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after April 14, 2006.

7.
Includes 84 shares held in joint tenancy with, Regine Vantieghem, Mr. Wolford’s wife and 83 shares held in joint tenancy with Kathryn Rachel Wolford, Mr. Wolford’s mother. Also includes 9,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after April 14, 2006.

8.	Includes 35,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after April 14, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our common stock. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during 2005, our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors; Nominees

The board of directors has fixed the number of directors for 2006 at nine. Under our certificate of incorporation, directors are elected annually by the shareholders and hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier resignation, death or removal. In the election of directors, you may elect to cumulate your vote. Cumulative voting means that each share of common stock is entitled to one vote multiplied by the number of directors to be elected. All votes may be cumulated and cast for a single nominee or votes may be distributed among two or more nominees in the manner selected by the shareholder. If a shareholder submits a signed proxy with no further instructions, the persons named in the proxy will distribute the votes among the nominees in his or her discretion. The nine nominees who receive the largest number of votes will be elected as directors. The nine nominees for director are currently serving as directors of Patriot and the Bank. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the annual meeting, the proxies may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Biographical Information

The following table contains biographical information about the nominees for election as directors. Information about the number of shares of common stock beneficially owned by each nominee, directly or indirectly, as of April 14, 2006, appears above under “Security Ownership of Certain Beneficial Owners and Management.”

There is no arrangement or understanding between any director and any other person or persons pursuant to which such director was or is to be selected as a director or nominee. There is no family relationship between any director and any of our executive officers. Each of the nominees has held the principal occupation listed for the past five years, except as set forth below.

Name	Age	Business Experience and Other Directorships	Director Since

Angelo De Caro	63
Angelo De Caro has served as our director since our organization in 1999 and as our Chairman since his election in 2001. He has also served as our Chief Executive Officer since 2001 and as President and Chief Executive Officer from 1999 to 2001. He has served as a director of the Bank since 1998, as Chairman of the Board of Directors of the Bank since September 2000, and as Chief Executive Officer of the Bank from June 1999 until October 2000. Mr. De Caro has been a private investor from 1996 to present. Mr. De Caro was a Senior Financial Officer of Goldman, Sachs & Co. from 1979 to 1986 and a General Partner of Goldman, Sachs & Co. from 1986 to 1996. In addition, he served on the Executive Committees of Goldman Sachs Swiss Private Bank and Goldman Sachs Trust Services.
			1999

Charles F. Howell	57	Charles F. Howell has served as our Vice Chairman since 2000 and as our President since 2001. He has also served as a director and President and Chief Executive Officer of the Bank since 2000. From 1998 to 2000, Mr. Howell was a director and President of Summit Bank Connecticut. He also served as Executive Vice President, Chief Operating Officer and a director of each of NSS Bank from 1994 to 1998, and NSS Bancorp from the date of formation in 1997 to 1998.	2000

Robert F. O’Connell	57
Robert F. O’Connell has served as our director and Senior Executive Vice President and Chief Financial Officer since 2001 and as our Executive Vice President and Chief Financial Officer from 2000 to 2001. He has also served as a director and Senior Executive Vice President and Chief Financial Officer of the Bank since 2001 and as Executive Vice President and Chief Financial Officer of the Bank from 2000 to 2001. From 1994 to 2000, Mr. O’Connell served as Senior Vice President and Chief Financial Officer of New Canaan Bank and Trust Company and Treasurer/Senior Financial Officer of its successor, Summit Bank, New Canaan, Connecticut.
			2001

Philip W. Wolford	58	Philip W. Wolford has served as our Chief Operating Officer and Secretary since June 2000. He has also	1999

served as Chief Operating Officer and Secretary of the Bank since September 2000. Mr. Wolford was our President and Secretary from December 1999 until June 2000. He was President, Chief Executive Officer and Secretary of the Bank from September 1994 until June 1999 and President and Secretary of the Bank from August 1999 until September 2000. Mr. Wolford has served as our director since 1999 and a director of the Bank since 1994.

John J. Ferguson	66	John J. Ferguson has served as a director of us and the Bank since 2001. He is a Senior Partner of the law firm of Ferguson, Aufsesser, Hallowell & Wrynn, LLP of Greenwich, Connecticut.	2001

Brian A. Fitzgerald	57	Brian A. Fitzgerald has served as a director of us and the Bank since 2005. He has also served as the Finance Director and Property Manager at Villa Maria Education Center in Stamford, Connecticut since 2001. From 1999 to 2001, Mr. Fitzgerald served as the Finance Director and Controller of Chromacol, a developer of consumables and accessories for chromatography. Mr. Fitzgerald was chairman of the audit committee of Summit Bank of Connecticut from 1999 to 2001, chairman of the audit committee of NSS Bancorp from 1997 to 1998, and chairman of the audit committee of NSS Bank from 1995 to 1997.	2005

John A. Geoghegan	64	John A. Geoghegan has served as a director of us since 1999 and a director of the Bank since 1998. He is the Resident Principal (Partner) of the law firm of Gellert & Klein, P.C., Purchase, New York and its predecessor firm. Previously, Mr. Geoghegan was a director of Barclays Bank, N.A. for over eighteen years.	1999

L. Morris Glucksman	58	L. Morris Glucksman has served as a director of us since 1999 and a director of the Bank since 1993. Mr. Glucksman is a practicing attorney in Stamford, Connecticut.	1999

Michael F. Intrieri	62	Michael F. Intrieri has served as a director of us since 1999 and a director of the Bank since 1993. He is a facilitator in the Stamford, Connecticut Public School System. Mr. Intrieri holds an Ed.D. in education and counseling and is a licensed real estate broker.	1999

Vote Required

Under cumulative voting for directors, the nine nominees receiving the largest number of votes will be elected as directors. Abstention and broker non-votes are not considered votes cast and will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE NINE NOMINEES SET FORTH ABOVE.

Board and Committee Meetings

During 2005, our board of directors met 13 times. During 2005, each of our directors attended at least 75% of the meetings of our board of directors and, except for Mr. Wolford, at least 75% of the meetings of the committees of the board on which each director served. Mr. Wolford attended 23 of 34 meetings of committees on which he served.

The members of the boards of directors of Patriot and the Bank devote time and talent to certain standing and ad hoc committees of Patriot and the Bank. Among these committees are the Audit Committee, Compensation Committee, Executive Committee, Nominating and Governance Committee, and Personnel Committee of Patriot’s board of directors; and the Asset and Liability Committee, and the Loan Committee of the Bank’s board of directors. The principal functions and members of each committee are described below.

The functions of the Audit Committee include (i) reviewing and recommending policies regarding internal audit and credit review, (ii) establishing and implementing policies to comply with applicable regulations, (iii) causing suitable audits to be made by auditors engaged by the Audit Committee on our behalf, and (iv) pre-approving all audit services and permitted non-audit services provided by the auditors. The Audit Committee or its Chairman also discusses with the independent auditors the auditors’ review of our unaudited quarterly financial statements. The Audit Committee operates under a written charter adopted by the board of directors. The members of the Audit Committee are Messrs. Ferguson, Fitzgerald and Intrieri, each of whom is an independent director as defined by NASDAQ rules. The board has determined that Mr. Fitzgerald has the professional experience necessary to qualify as an audit committee financial expert under SEC rules. During 2005, the Audit Committee met seven times. The Report of the Audit Committee for the year ended December 31, 2005 is set forth below under “Election of Directors - Report by the Audit Committee.”

The Compensation Committee determines executive compensation. The members of the Compensation Committee are Messrs. Ferguson, Fitzgerald, Geoghegan, Glucksman and Intrieri. Each of the committee members is an independent director in accordance with NASDAQ requirements. During 2005, the Compensation Committee met three times.

The Executive Committee exercises, when needed and when the board of directors is not in session, all powers of the board of directors that may lawfully be delegated. The members of the Executive Committee are Messrs. De Caro, Ferguson, Geoghegan, Glucksman and Howell. During 2005, Patriot’s Executive Committee did not meet.

The principal function of the Nominating and Governance Committee is to consider and recommend to the full board of directors nominees for directors of Patriot and the Bank. The committee is also responsible for reporting and recommending from time to time to the board matters relative to corporate governance. The members of the Nominating Committee are Messrs. Ferguson, Glucksman and Intrieri. Each committee member is independent in accordance with NASDAQ requirements. During 2005, the Nominating Committee met once.

The functions of the Personnel Committee include reviewing and recommending policies with respect to a comprehensive personnel policy, staffing requirements, personnel compensation and benefits issues and performance review of certain identified officer positions. The Personnel Committee also reviews management’s implementation of established policies and personnel compliance issues. The members of the Personnel Committee are currently Messrs. De Caro, Fitzgerald, Geoghegan, Glucksman, Howell, Intrieri, O’Connell and Wolford. During 2005, the Personnel Committee met two times.

The Asset and Liability Committee ensures adherence to the investment policies of the Bank, recommends amendments thereto, exercises authority regarding investments and liquidity, and exercises, when the Bank’s board of directors is not in session, all other powers of the board of directors regarding investment activities that may lawfully be delegated. The members of the Asset and Liability Committee are Messrs. De Caro, Fitzgerald, Geoghegan, Glucksman, Howell, O’Connell and Wolford. During 2005, the Asset and Liability Committee met three times.

The Loan Committee examines, reviews and approves loans, reviews and approves loan policies, establishes appropriate levels of credit risk, and exercises, when the Bank’s board of directors is not in session, all other powers of the board of directors regarding extensions of credit that may lawfully be delegated. The members of the Loan Committee are Messrs. De Caro, Fitzgerald, Howell, Intrieri, O’Connell and Wolford. During 2005, the Loan Committee met 29 times.

Nomination Process

The process of reviewing and making recommendations for nominations and appointments to the board of directors is the responsibility of the Nominating and Governance Committee. Each committee member is an “independent” director under applicable NASDAQ requirements. Under our by-laws, nominations for directors may be made by any shareholder of any outstanding class of our capital stock who delivers notice, along with the additional information and materials required by our certificate of incorporation, to our Chief Executive Officer not fewer than 14 days and not more than 50 days before the annual meeting. Shareholders may obtain a copy of our certificate of incorporation and by-laws by writing to our Corporate Secretary, 900 Bedford Street, Stamford, Connecticut 06901.

Our directors have a critical role in guiding our strategic direction and in overseeing management. The Nominating Committee will consider candidates for the board based upon several criteria, including their broad-based business and professional skills and experiences, concern for the long-term interests of shareholders, and personal integrity and judgment. Candidates should have reputations, both personal and professional, consistent with our image and reputation. The majority of directors on the board of directors should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors must have time available to devote to board activities and to enhance their knowledge of the banking industry. Accordingly, the board of directors seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Patriot, and may be expected to contribute to an effective board.

The Nominating Committee utilizes the following process for identifying and evaluating nominees to the board. In the case of incumbent directors, each year the board of directors informally reviews directors’ overall service to Patriot during their term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the directors on the board of directors are polled for suggestions as to potential candidates that may meet the criteria above, discuss candidates suggested by our shareholders, and may also engage, if the board of directors deems appropriate, a professional search firm. To date, the Nominating Committee has not engaged professional search firms to identify or evaluate potential nominees but has the right to do so in the future, if necessary. The Nominating Committee then meets to discuss and consider these candidates’ qualifications and then chooses a candidate by majority vote. Each of the nominees for director listed above were recommended by the Nominating Committee in 2006.

Director Attendance at Annual Meetings

We have a policy encouraging attendance by members of the board of directors at our annual meetings of shareholders. All of our directors attended the 2005 Annual Meeting of Shareholders.

Compensation of Directors

Our directors who are also executive officers do not receive compensation for service on the board of directors or any of its committees. Non-employee directors of the Bank receive $500 for each board meeting in which they participate and $400 for each committee meeting in which they participate. In addition, non-employee directors who serve as the chair of a committee that meets at least four times in a year receive an additional $2,000 per year.

Currently, members of the Bank’s board of directors, who serve on the board for five years, receive the cash equivalent of 1,500 shares of our common stock upon resignation or retirement from the board. This policy will terminate as of the 2006 Annual Meeting. Pursuant to a new policy adopted by our board in February 2005, starting in 2005, non-employee directors serving on the board receive an annual award of our common stock at each year’s annual meeting valued at $5,000 based on the last reported sales price on the trading day immediately preceding the annual meeting. The award will be prorated for directors who have served less than a full year.

EXECUTIVE OFFICERS

The following table provides information concerning the executive officers of Patriot and the Bank. Information about Messrs. De Caro, Howell, O’Connell and Wolford, nominees for director, appears in the table on page 7.

Name	Age	Business Experience

Michael A. Capodanno	45
Michael A. Capodanno has served as our Senior Vice President and Controller since April 2004. He has also served as Senior Vice President and Controller of the Bank since April 2004 and as Vice President and Controller of the Bank from 2001 to 2004.

John Kantzas	70	John Kantzas has served as Executive Vice President and Cashier of the Bank since 1994.

Martin G. Noble	56
Martin G. Noble has served as Executive Vice President and Senior Loan Officer of the Bank since February 1999. From 1996 to 1999, he served as Vice President and Manager—Risk Management for Cityscape Corporation, a mortgage banking company.

Marcus Zavattaro	41
Marcus Zavattaro has served as Executive Vice President of the Bank and the Division Sales Manager of the Bank’s Residential Lending Group since 2004. From 1999 to 2004, Mr. Zavattaro served as Executive Vice President of the Bank and President of the Pinnacle Financial Division of the Bank. From 1994 to 1999, he served as President of Pinnacle Financial Corp., a mortgage broker.

EXECUTIVE COMPENSATION

Cash Compensation of Executive Officers

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and our four most highly compensated executive officers during the year ended December 31, 2005 whose salary and bonus from Patriot earned for 2005 exceeded $100,000.

Summary Compensation Table

				Long-Term Compensation Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	LTIP Payouts ($)	All Other Compensation $ (1)

Angelo De Caro
Chairman and Chief Executive	2005	154,350	82,338	--	--
Officer of us and Chairman of the	2004	127,846	54,323	--	--
Bank	2003	77,885	77,004	--	--

Charles F. Howell
President and Vice Chairman of	2005	243,000	82,338	394,823	6,300
us and President and Chief	2004	227,308	54,323	101,770	6,150
Executive Officer of the Bank	2003	188,134	77,004	54,925	3,032

Robert F. O’Connell
Senior Executive Vice President	2005	182,073	82,338	--	6,300
and Chief Financial Officer of us	2004	169,861	54,323	--	6,150
and the Bank	2003	155,630	77,004	--	3,048

Marcus Zavattaro
Executive Vice President of the Bank	2005	150,000	218,557	--	6,300
	2004	150,000	41,956	--	6,150
	2003	150,000	303,620	--	2,431

Martin G. Noble
Executive Vice President of the	2005	156,075	68,538	34,092	6,300
Bank	2004	152,185	44,182	--	6,150
	2003	134,891	62,630	--	1,507
____________________

(1)	The amounts in this column represent our matching contributions to the executive’s account under our 401(k) plan.

Other Remuneration

No perquisites or personal benefits for executive officers were awarded during 2005 that might be attributable to normal management or executive fringe benefits such as automobiles and country club membership.

Employment and Change of Control Agreements

Patriot and the Bank entered into a three-year employment agreement with Charles F. Howell, dated October 23, 2003, pursuant to which Mr. Howell serves as President and Chief Executive Officer of the Bank and as President of Patriot until December 31, 2006. Mr. Howell’s base salary was $225,000 for the first year, $240,000 for the second year and  $260,000 for the third year. Mr. Howell is entitled to receive annual discretionary cash bonuses in amounts to be determined by the board of directors.

If Mr. Howell’s employment is terminated for cause (as defined in the agreement) or because of his death or disability, all unvested restricted stock awards and options will be forfeited. Mr. Howell was issued stock grants under his earlier employment contract and may participate in future option grants if made by us. In the event that Mr. Howell’s employment terminates for any other reason, including termination following a change of control (as defined in the agreement), all restricted stock awards and options will vest immediately.

In the event of the early termination of the agreement with Mr. Howell for any reason other than cause, he would be entitled to receive a lump sum payment equal to the greater of the aggregate salary payments that would be made to him for the remaining term of the agreement or 18 months of his stipulated base salary at the time of termination. In connection with a change of control (as defined in the agreement), in addition to immediate vesting of all restricted stock awards and options or cash payments in lieu thereof, Mr. Howell would be entitled to receive a lump sum cash payment equal to two times the greater of (i) Mr. Howell’s then annual base salary; (ii) Mr. Howell’s cash compensation from the Bank for services rendered for the last full calendar year immediately preceding the change of control; or (iii) Mr. Howell’s average annual cash compensation for the two most recent taxable years ending before the date on which the change of control occurs.

Patriot and the Bank entered into an employment agreement with Robert F. O’Connell, dated November 3, 2003, pursuant to which Mr. O’Connell serves as Chief Financial Officer and Senior Executive Vice President of the Bank until December 31, 2007. Mr. O’Connell’s base salary is currently $200,000, subject to review and increase by the board of directors each year. If Mr. O’Connell’s employment terminates without cause (as defined in the agreement), Mr. O’Connell would be entitled to a lump sum payment equal to the aggregate salary payments (based on the rate then in effect) for the balance of the employment period. If Mr. O’Connell’s employment terminates without cause following a change of control, as defined in the agreement, he would be entitled to receive the greater of the amount described in the preceding sentence or the amount payable pursuant to his change of control agreement described below.

The Bank also entered into a change of control agreement with Mr. O’Connell pursuant to which he would be entitled to receive a lump sum cash payment if a change of control, as defined in the agreement, occurs while he is a full-time officer of the Bank or within six months following termination of his employment other than for cause, as defined in the agreement, or by death or disability. The amount of the payment would be equal to the greater of (i) two times the then current year’s base salary or (ii) two times Mr. O’Connell’s total compensation, including salary and any cash incentive compensation from the Bank for the last full calendar year preceding the change of control. The change of control agreement was amended in March 2006 to clarify the payments to which Mr. O’Connell is entitled to receive.

The Bank entered into an employment agreement, dated January 1, 2006, with Marcus Zavattaro pursuant to which Mr. Zavattaro serves as Executive Vice President of the Bank and Division Sales Manager of the Bank’s Residential Lending Group until December 31, 2006. Mr. Zavattaro is entitled to receive a minimum base salary of $180,000 and commissions depending upon the amount of the fee income he generates from mortgage transactions as well as additional compensation based upon the revenue generated by his direct reports.

The Bank has also entered into a change of control agreement with Martin G. Noble pursuant to which he would be entitled to receive a lump sum cash payment equal to his annual base salary if a change of control, as defined in the agreement, occurs while he is a full-time officer of the Bank or within six months following termination of his employment other than for cause, as defined in the agreement, or by death or disability.

Exercise of rights under a change of control agreement by any executive officer will not result in adverse tax consequences to us under Section 280G of the Internal Revenue Code of 1986, as amended.

Stock Options and Stock Appreciation Rights

During 2005, we did not grant stock options or stock appreciation rights to any of the named executive officers.

In 2001, we adopted the Patriot National Bancorp, Inc. 2001 Stock Appreciation Rights Plan. Under the terms of the plan, we may grant stock appreciation rights, or SARs, to our officers that entitle them to receive upon exercise, in cash or shares of common stock, the appreciation in the value of the common stock from the date of grant. Each award vests at the rate of 20% per year from the date of grant. Any unexercised rights will expire ten years from the date of grant. As of April 14, 2006, there were 14,400 SARs issued and outstanding.

        In connection with our holding company reorganization in 1999, we adopted the Bank’s stock option plan. Under this plan, an aggregate of 110,000 shares were available for issuance thereunder, all of which have been awarded. As of April 14, 2006, options to purchase 73,000 shares remained unexercised. There are no shares available for future grant under this plan.

The following table sets forth information as to options exercised by the named executive officers during 2005 and the values of options and stock appreciation rights as of December 31, 2005.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

	Options Exercised During 2005		Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Angelo De Caro	--	--	--	--	--	--

Charles F. Howell	--	--	7,500	7,500	80,575	71,525

Robert F. O’Connell	--	--	4,800	1,200	58,608	14,652

Marcus Zavattaro	--	--	--	--	--	--

Martin G. Noble	--	--	1,200	1,200	14,652	14,652

(1)
The values in this column represent the difference between the closing price of our common stock as reported on NASDAQ on December 30, 2005 ($20.75) and the exercise price of the option, multiplied by the number of shares subject to the option.

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents information as of December 31, 2005 for our equity compensation plans.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans
approved by shareholders	73,000	$10.13	---
Equity compensation plans not
approved by shareholders	---	---	---

Total	73,000	$10.13	---

Transactions with Management and Others

In the ordinary course of business, the Bank has made loans to officers and directors (including loans to members of their immediate families and loans to companies of which a director owns 10% or more). The total amount of loans to officers and directors outstanding as of December 31, 2005 was $153,394. In the opinion of management, all of such loans were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral requirements, as those then prevailing for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

We have entered into two lease agreements with one of our directors, L. Morris Glucksman, Esq., for approximately 1,100 square feet of space in the building at 900 Bedford Street and 150 square feet of space in our building at 838 High Ridge Road, each at per square foot rental rates not to exceed the rental rates paid by us from time to time. The Bedford Street lease has expired but Mr. Glucksman continues to occupy the space on a month-to-month basis at the same rent. The High Ridge Road agreement is revocable at any time.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter, dated October 14, 2003, a copy of which was attached as Appendix A to the proxy statement for our 2004 Annual Meeting of Shareholders filed with the Securities and Exchange Commission.

The board of directors, in its business judgment, has determined that each of the members of the Audit Committee is independent, as required by the applicable listing standards of The NASDAQ Stock Market, Inc. The board of directors has determined that Mr. Fitzgerald has the professional experience necessary to qualify as an audit committee financial expert within the meaning of the Securities and Exchange Commission rules.

In performing its function, the Audit Committee has:

•	Reviewed and discussed our audited financial statements as of and for the year ended December 31, 2005 with management and with McGladrey & Pullen, LLP, our independent auditors for 2005;

•	Discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect; and

•
Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee has considered whether the provision of non-audit services by the independent auditors to us is compatible with maintaining the auditors’ independence and has discussed with McGladrey & Pullen, LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

Brian A. Fitzgerald, Chairman
John J. Ferguson
Michael F. Intrieri

March 27, 2006

THE REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE IT BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER SUCH ACTS.

CODE OF CONDUCT

Our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer are required to comply with the Patriot National Bancorp, Inc. Code of Conduct for Senior Executive Financial Officers adopted by our board of directors. The Code of Conduct was adopted to deter wrongdoing and promote honest and ethical conduct; full, fair, accurate and timely disclosure in public documents; compliance with law; prompt internal reporting of Code violations, and accountability for adherence to the Code. The Code of Conduct was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004. Shareholders may also request a copy of the Code, without charge, by contacting Robert F. O’Connell, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901 (203) 324-7500.

PROPOSAL 2

AMENDMENT TO PATRIOT’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On April 19, 2006, our board approved, subject to shareholder approval, an amendment to Section (a) of Article II of our Certificate of Incorporation, as amended to date, increasing the number of shares of our common stock, par value $2.00 per share, authorized for issuance from 30,000,000 to 60,000,000. The board recommends that you consider and approve this proposed amendment.

We consider the proposed amendment to be in the best interests of Patriot and our shareholders because it will ensure that we have a sufficient number of shares of common stock for future use and will be able to act quickly when the need arises. We expect to use the shares for such purposes as issuances in possible future financing transactions (including transactions to satisfy capital requirements to maintain our on-going level of internal growth), acquisitions of other companies or business assets, stock splits and stock dividends. The additional shares could be issued at the board’s discretion, without delay and without requiring the time and expense of a special shareholders’ meeting or other shareholder action unless special circumstances under applicable law, or the rules of the stock exchange on which our shares are listed, would require otherwise. We currently do not have any specific plans to use shares for any of these purposes.

As of April 14, 2006, 3,230,649 shares of common stock were outstanding. A total of 73,000 additional shares were reserved for issuance upon exercise of outstanding stock options, and an additional 26,931,345 shares are required for issuance pursuant to the Rights Agreement, dated as of April 19, 2004, between Patriot and Registrar and Transfer Company as Rights Agent. The holders of any additional, newly-authorized shares of common stock issued in the future will have the same rights as current holders of common stock. Your shares do not carry preemptive rights to receive additional stock if additional shares are issued later. Therefore, future issuances of common stock could dilute the percentage ownership of existing shareholders.

The text of the proposed amendment to the certificate of incorporation is set forth in Appendix A to this proxy statement.

Vote Required

Holders of at least a majority of our outstanding shares of common stock must vote FOR this proposal to approve the proposed amendment to our certificate of incorporation. Therefore, because they are not votes FOR this proposal, abstentions and broker non-votes will have the effect of votes against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee has selected McGladrey & Pullen, LLP, independent auditors, to audit the books, records and accounts of Patriot for the year ending December 31, 2006. In accordance with a resolution of the board of directors, this selection is being presented to the shareholders for ratification at the annual meeting.

A representative of McGladrey & Pullen, LLP will be present at the annual meeting and will be provided the opportunity to make a statement and to respond to appropriate questions that may be asked by shareholders.

If the shareholders do not ratify the selection of McGladrey & Pullen, LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

Vote Required

In order to be adopted, the ratification of the selection of McGladrey & Pullen, LLP must be approved by the affirmative vote of a majority of the votes cast by holders of record of the common stock. Abstentions and broker non-votes are not considered votes cast and will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3.

AUDIT INFORMATION

McGladrey & Pullen, LLP has served as independent auditors of us and the Bank since 1994 and is considered to be well-qualified. We have been advised by McGladrey & Pullen, LLP that it has no direct financial interest or any material indirect financial interest in us other than that arising from the firm’s employment as independent auditors.

McGladrey & Pullen, LLP performs both audit and non-audit professional services for us and on our behalf. During 2005, the audit services included an audit of our consolidated financial statements and a review of certain filings with the Securities and Exchange Commission. All professional services rendered by McGladrey & Pullen, LLP during 2005 were furnished at customary rates and terms.

During the period covering the fiscal year ended December 31, 2005, McGladrey & Pullen, LLP and RSM McGladrey, Inc. performed the following professional services:

	2005	2004
Audit Fees consist of fees for professional services rendered for the audit of the consolidated financial statements and review of financial statements included in quarterly reports on Form 10-QSB and services connected with statutory and regulatory filings or engagements.	$221,237	$118,823

Audit-related Fees are fees principally for professional services rendered for the audit of the FHLB Qualified Collateral Report.	3,000	2,750

Tax Service Fees consist of fees for tax return preparation, planning and tax advice.	20,172	20,656

Other Fees	--	--

Total:	$244,409	$ 142,229

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chair when expedition of services is necessary. The chair is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee approved all of the fees set forth in the table above.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Any shareholder who intends to present a proposal at the 2007 Annual Meeting is advised that, in order for such proposal to be included in the board of directors’ proxy material for such meeting, the proposal must be received by us at our principal executive office no later than December 31, 2006 directed to Angelo De Caro, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901.

If any shareholder proposes to make any proposal at the 2007 Annual Meeting which proposal will not be included in Patriot’s proxy statement for such meeting, the proposal must be received by March 18, 2007 to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act. The form of proxy distributed by the board of directors for the meeting will confer discretionary authority to vote on any such proposal not received by that date. If any such proposal is received by such date, the proxy statement for the meeting will provide advice on the nature of the matter and how we intend to exercise our discretion to vote on each such matter.

We have not had a formal process for shareholder communications with the board of directors. We have, however, made an effort to ensure that the board of directors or individual directors, if applicable, consider the views of our shareholders. We believe that our responsiveness to shareholder communications to the board of directors has been excellent. Shareholders may communicate with the board of directors by written communication to Angelo De Caro, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no other matters to be voted upon at the annual meeting. Because we did not receive advance notice of any shareholder proposal in accordance with the time limit specified in Rule 14a-4(c) under the Exchange Act, we will have discretionary authority to vote on any shareholder proposal presented at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matters.

ANNUAL REPORT ON FORM 10-KSB

A copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 accompanies this proxy statement. Upon written request, we will provide without charge to each person entitled to vote at the Annual Meeting one copy of our Annual Report on Form 10-KSB for the year ended December 31, 2005, including the financial statements and schedules. Written requests must be directed to:

Robert F. O’Connell
Patriot National Bancorp, Inc.
900 Bedford Street
Stamford, Connecticut 06901

Copies of the Annual Report on Form 10-KSB will not include the exhibits thereto, but will include a list describing the exhibits not included, copies of which will be available at a cost of one dollar per page.

By Order of the Board of Directors

Angelo De Caro
Chairman & Chief Executive Officer

Stamford, Connecticut
May 1, 2006

Appendix A

Section (a) of Article II of Patriot’s certificate of incorporation is proposed to be amended as follows (language proposed to be deleted appears in brackets and new language appears in bold and underscore):

(a) The total number of shares of capital stock which the Corporation shall have the authority to issue is [31,000,000] 61,000,000 shares, consisting of [30,000,000] 60,000,000 shares of common stock, par value two dollars ($2.00) per share, and 1,000,000 shares of serial preferred stock, without par value.

A-1

REVOCABLE PROXY
PATRIOT NATIONAL
BANCORP, INC.

☒ PLEASE MARK VOTES
        AS IN THIS EXAMPLE

PROXY SOLICITED ON BEHALF OF
BOARD OF DIRECTORS FOR ANNUAL
MEETING OF SHAREHOLDERS TO BE
HELD JUNE 14, 2006

The undersigned hereby appoints John A.
Geoghegan, L. Morris Glucksman, Michael F.
Intrieri and each of them, as proxies for the
undersigned with full powers of substitution to
vote all shares of the Common Stock, par
value $2.00 per share (the “Common Stock”),
of Patriot National Bancorp, Inc. which the
undersigned may be entitled to vote at the
Annual Meeting of Shareholders of Patriot
National Bancorp, Inc. to be held at The Hyatt
Regency, 1800 East Putnam Avenue,
Old Greenwich, Connecticut 06870, at 9:00 a.m.,
on June 14, 2006 or any adjournment thereof
as follows:

1. Election of directors. Proposal to elect the
persons listed below as directors of Patriot.

   For         Withhold             For all Except

   ☐      ☐     ☐

Angelo De Caro, John J. Ferguson, Brian A.
Fitzgerald, John A. Geoghegan, L. Morris
Glucksman, Charles F. Howell, Michael F.
Intrieri, Robert F. O’Connell and Philip W.
Wolford

INSTRUCTION: To withhold authority to
vote for any individual nominee(s), mark “For
All Nominees Except” and write that
nominee’s name(s) in the space provided
below:

       ___________________________

2. Proposal to amend the Certificate of
Incorporation.

    For      Against      Abstain

  ☐   ☐    ☐

3. Proposal to ratify the appointment of
McGladrey & Pullen, LLP as independent
auditors for the year ending December 31,
2006.

    For      Against      Abstain

  ☐   ☐    ☐
To help our preparations for the meeting,
please check here if you plan to attend. ☐

In their discretion the proxies are authorized to
vote upon such other business as may properly
come before the Annual Meeting of
Shareholders or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. THE VOTES ENTITLED TO BE CAST BY THE SHAREHOLDER WILL BE DIVIDED AMONG THE NOMINEES FOR WHOM THE PROXIES ARE AUTHORIZED TO VOTE IN SUCH MANNER AS MAY BE DETERMINED BY THE PROXIES. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or for a corporation, please give your full title as such. If shares are owned jointly, both owners should sign.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Please be sure to sign and date this Proxy in the box below.

_____________________________ Date: ______________________ Shareholder sign above _____________________________ Date: ______________________ Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided

PATRIOT NATIONAL BANCORP, INC.

PLEASE ACT PROMPTLY
MARK, SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH
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